Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com	EXHIBIT 99.01

21 January 2005

Shire Pharmaceuticals Group plc (the "Company")

Application has been made to the London Stock Exchange and the UK Listing Authority for the block listing of 2,500,000 ordinary shares of 5 pence each fully paid in the Company. The shares may be issued pursuant to obligations that may arise under the Shire Pharmaceuticals Group plc “B” Executive Share Option Scheme.

T May Company Secretary

For further information please contact:

Investor Relations
Cléa Rosenfeld	+	44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.